Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

PALO ALTO, Calif., August 5, 2009 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the second quarter ended June 30, 2009.  The net loss for the second quarter of 2009 was $22.1 million compared to a net loss of $18.9 million for the second quarter of 2008.

Affymax recognized revenue for the quarter ended June 30, 2009 of $26.9 million compared to $19.1 million for the quarter ended June 30, 2008.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited, under their 2006 collaboration for development of Affymax’s compound, Hematide™.

Research and development expenses for the quarter ended June 30, 2009, were $40.8 million compared to $30.9 million for the quarter ended June 30, 2008. The increase was primarily due to higher clinical trial costs resulting from full enrollment of the Phase 3 clinical program.

General and administrative expenses for the quarter ended June 30, 2009 were $8.7 million compared to $7.9 million for the quarter ended June 30, 2008 primarily due to increased legal and consulting fees. The company’s cash, investments and receivables from Takeda totaled $141.0 million as of June 30, 2009.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing and room temperature stability, the cardiovascular event rate in our phase 3 clinical program, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$75,585	$24,046
Short-term investments	29,951	70,673
Receivable from Takeda	18,166	21,688
Income tax receivable	2,310	2,665
Deferred tax assets	1,351	1,351
Prepaid expenses and other current assets	6,635	6,658
Total current assets	133,998	127,081
Property and equipment, net	6,442	6,952
Restricted cash	1,135	1,135
Long-term investments	17,329	22,945
Deferred tax assets, net of current	5,889	5,889
Other assets	2,886	3,718
Total assets	$167,679	$167,720

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,141	$614
Accrued liabilities	10,600	9,838
Accrued clinical trial expenses	33,593	27,806
Income taxes payable	—	163
Deferred revenue	63,408	54,930
Total current liabilities	112,742	93,351
Deferred revenue, net of current	31,950	54,915
Long-term income tax liability	9,413	9,400
Other long-term liabilities	1,011	1,070
Total liabilities	155,116	158,736

Stockholders’ equity
Common stock	19	15
Additional paid-in capital	354,584	306,824
Accumulated deficit	(342,160)	(298,328)
Accumulated other comprehensive gain	120	473
Total stockholders’ equity	12,563	8,984
Total liabilities and stockholders’ equity	$167,679	$167,720

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Collaboration revenue	$26,918	$18,450	$52,767	$35,158
License and royalty revenue	5	681	9	687
Total revenue	26,923	19,131	52,776	35,845
Operating expenses:
Research and development	40,778	30,877	81,225	56,313
General and administrative	8,689	7,863	16,106	15,331
Total operating expenses	49,467	38,740	97,331	71,644
Loss from operations	(22,544)	(19,609)	(44,555)	(35,799)
Interest income	261	1,115	662	3,092
Interest expense	(1)	(172)	(1)	(201)
Other income (expense), net	161	(249)	—	(1,588)
Net loss before benefit for income taxes	(22,123)	(18,915)	(43,894)	(34,496)
Benefit for income taxes	(31)	—	(62)	—
Net loss	$(22,092)	$(18,915)	$(43,832)	$(34,496)
Net loss per share:
Basic and diluted	$(1.17)	$(1.24)	$(2.48)	$(2.27)
Weighted-average number of shares used in computing basic and diluted net loss per share	18,894	15,197	17,698	15,172